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                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                MGI PHARMA, INC.

                                  (unaudited)



The following information is required in computations of primary and fully diluted loss per common share for each period:


                    Three Months Ended            Nine Months Ended
                        September 30,                September 30,
                   -----------------------     ---------------------------
                       1997           1996        1997           1996
                 ------------   ------------   ------------   ------------
Loss:
   Net loss      $   (136,842)  $ (1,982,652)  $ (1,495,425)  $ (4,041,024)

Common shares:
 Adjusted
  weighted
  shares
  outstanding (a)  14,135,191     13,096,384     14,108,178     12,893,031

Loss per common
 share:
   Net loss      $      (0.01)  $      (0.15)  $      (0.11)  $      (0.31)


(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.